Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 3 TO THE DEVELOPMENT AND LICENSE AGREEMENT DATED JUNE 21, 2008, BETWEEN NOVO NORDISK A/S AND EMISPHERE TECHNOLOGIES, INC.

This Amendment No. 3 (“Amendment No. 3”), effective as of October 13, 2015 (the “Amendment Effective Date”) to the Development and License Agreement, executed on June 21, 2008 (the “Original Agreement”), as amended by the Amendment to the Development and License Agreement, effective as of November 13, 2008 (“Amendment No. 1”) and the Side Letter to the Development and License Agreement, dated March 9, 2009 (the “Side Letter”) and the Amendment No. 2 to the Development and License Agreement, effective as of April 26, 2013 (the “Amendment No. 2” and, collectively with the Original Agreement and Amendment No.1 and Side Letter, the “Agreement”), is entered into between Emisphere Technologies Inc. (“Emisphere”), and NOVO NORDISK A/S (“Novo Nordisk”). Emisphere and Novo Nordisk each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS, pursuant to Section 14.1 (last sentence) of the Original Agreement, the Parties may modify or supplement the Original Agreement in a writing signed by the Parties to the Original Agreement; and

WHEREAS, the Parties wish to modify certain provisions of the Agreement in relation to the fees and payments as well as royalties as set forth in this Amendment No. 3.

NOW, THEREFORE the Parties agree as follows:

1.	Milestone Prepayments.

a.	Within ten (10) calendar days following the Amendment Effective Date, Novo Nordisk shall pay to Emisphere US$9,000,000 (Nine Million Dollars), as (i) a prepayment of the D&C Event milestone due upon Filing with the FDA with respect to a Licensed Product ($[*****]) as set forth in Section 3.2 of the Agreement under the table entitled “D&C Event of a Single Licensed Product(s)” and (ii) in consideration of the amendment to the Royalty Rate set forth in Section 2 hereof.

b.

The payment pursuant to Section 1(a) shall be made irrespective of whether the milestone is ever achieved by Novo Nordisk, its Affiliates or any of their respective sublicensees. For the avoidance of doubt, if Novo

Nordisk subsequently achieves the prepaid milestone described in Section 1(a) above, Novo Nordisk shall not owe to Emisphere any monies in respect of the achievement of such milestone under the Agreement. The payment made to Emisphere pursuant to Section 1(a) is non-refundable and may not be credited against or used to otherwise off-set any other payments payable by Novo Nordisk to Emisphere under the Agreement.

c.	The payments pursuant to Section 1(a) above shall be made by wire transfer of immediately available funds from Novo Nordisk to the following account of Emisphere:

PNC Bank

650 US Highway 9 South

Freehold NJ 07728

ABA #: 031207607

Account number:

PNC Contact:

Account Name: Emisphere Technologies, Inc.

Phone: (732) 431-8847

Fax: (732) 431-8784

Emisphere Contact: Michael R. Garone

Phone: (973) 532-8005

Fax: (973) 532-8105

2.	Amendment to Royalty Rate.

a.	Section 3.5(b) of the Agreement shall be amended and restated in its entirety as follows: “For any Licensed Product(s) not Covered by an Issued Patent Claim of Licensed Patents or of Formulation Intellectual Property or Option Agreement Formulation Intellectual Property in a country, in consideration for Novo Nordisk’s use of the Licensed Know-How, Novo Nordisk shall pay Emisphere a Know-How royalty of [*****] percent ([*****]%) on all the Net Sales of such Licensed Product(s) in such country for a period of ten years from the First Commercial Sale in such country of such Licensed Product(s)”.

b.	Section 3.5(c) of the Agreement shall be amended and restated in its entirety as follows: “In the event that the only Issued Patent Claim covering a Licensed Product(s) in a country is an Issued Patent Claim of Licensed Patents or Formulation Intellectual Property or Option Agreement Formulation Intellectual Property which has been solely invented by Novo Nordisk, Novo Nordisk shall pay Emisphere a Know-How royalty of [*****] percent ([*****]%) on all the Net Sales of such Licensed Product(s) in such country.”

3.	Carrier Data. A new Section 7.7 shall be added as follows:

“7.7 Carrier Data.

(a) As part of its research and development activities with respect to licensed products to which it has rights under this Agreement, that certain Development and License Agreement (Insulin) between the Parties, dated as of December 20, 2010 (the “Insulin License Agreement”), and that certain Development and License Agreement between the Parties, dated as of October 13, 2015 (the “Expansion License Agreement”, and together with this Agreement and the Insulin License Agreement, the “License Agreements”), Novo Nordisk possesses certain preclinical toxicology data relating solely to Carriers and, for clarity, excluding any data generated using combinations of excipients with active pharmaceutical ingredient or drug product (“Carrier Data”). Carrier Data shall not include any data relating to Exclusive Program Carriers.

(b) Within two (2) months following the date of this Amendment No. 3, Novo Nordisk shall provide to Emisphere a written summary of the Carrier Data. Emisphere may provide such summary to potential third party licensees of Emisphere Carriers solely for use in such Third Party’s due diligence process, provided that the third party has signed a confidentiality and use agreement containing obligations of confidentiality and use at least as stringent as those contained in the License Agreements. After such third party has entered into a term sheet or a license agreement for a license to Emisphere intellectual property that includes Carriers, upon Emisphere written request, Novo Nordisk shall provide to the Third Party the full Carrier Data subject to the third party entering into confidentiality agreement with Novo Nordisk.

(c) If a third party Emisphere licensee to Carriers desire to reference, incorporate or otherwise use the Carrier Data in connection with the third party’s clinical development or regulatory filings, then Emisphere may request Novo Nordisk to negotiate in good faith an agreement with such third party to license all or a portion of the Carrier Data to such third party. The terms and conditions for such Carrier Data license shall include a financial payment to Novo Nordisk that intends to compensate Novo Nordisk for the time and costs incurred by Novo Nordisk to generate the licensed Carrier Data. Notwithstanding the foregoing, Carrier Data may not be disclosed to a Novo Nordisk Technological Competitor, as such terms is defined in the Expansion License Agreement.”

(d) In addition to disclosure of the Carrier Data, Novo Nordisk may, in its sole discretion, disclose other data relating to a Carrier to Emisphere, including Carrier manufacturing data, on terms and conditions to be agreed between the Parties.

4.	Survival. Section 12.9 of the Agreement shall be amended and restated in its entirety as follows:

“12.9 Survival.

(a) In the event of expiration of this Agreement under Section 12.1, Sections 2.1 (a), 4.3, 7.7, 8.1 (c), (d), and (e), Article 9, Sections 10.5, 11.1, 11.2, 11.3, 12.6 (d) and (e), 12.7, this 12.9, 13.2, 13.3, 13.4, 14.3 and 14.5 shall survive and remain in effect after such expiration of the Agreement. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after expiration of the Agreement.

(b) In the event of termination of this Agreement (except if such termination is by Novo Nordisk under Section 12.5 for Emisphere’s material breach in which case Section 12.6 (a) applies), Sections 7.7, 8.1 (c), (d), and (e), Article 9, Sections 10.5, 11.1, 11.2, 11.3, 12.6, 12.7, this 12.9, 13.2, 13.3, 13.4, 14.3 and 14.5 shall survive termination and remain in effect after such termination of the Agreement. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after termination of the Agreement.”

5.	Unless otherwise noted, all capitalized terms used and not defined in this Amendment No. 3 shall have the meaning as set out in the Agreement.

6.	This Amendment No. 3 shall be governed by the laws of the State of New York, USA, without regard to the choice of law provisions.

7.	Except as modified by this Amendment No. 3, the terms of the Agreement shall continue in full force and effect without modification.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment No. 3 to be duly executed in the name of and on its behalf, as of the Amendment Effective Date.

For and on behalf of		For and on behalf of
Novo Nordisk A/S		Emisphere Technologies, Inc.

/s/ Lars Fruergaard Jørgensen		/s/ Alan L. Rubino
Name:	Lars Fruergaard Jørgensen	Name:	Alan L. Rubino
Title:	Executive Vice President and Chief of Staff	Title:	President and CEO
	Novo Nordisk A/S	Date:	10-14-2015
Date:

/s/ Mads Krogsgaard Thomsen		/s/ Michael R. Garone
Name:	Mads Krogsgaard Thomsen	Name:	Michael R. Garone
Title:	Executive Vice President and Chief Science Officer	Title:	VP and CFO
	Novo Nordisk A/S	Date:	10-14-2015
Date: